STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 31, 2018, is by and between RAP Acquisition Inc., a New Jersey corporation (“Buyer”), and RF Industries, Ltd., a Nevada corporation (“Seller”).

WHEREAS, Seller owns, directly, beneficially, and of record, 25 shares (the “Shares”) of the common stock of Comnet Telecom Supply, Inc., a New York corporation (the “Company”), representing all of the issued and outstanding capital stock of the Company;

WHEREAS, the Company is engaged in the business of designing, manufacturing, assembling, purchasing, distributing, and selling standard and custom equipment and cabling products used by telecommunications carriers, co-location center operators and other telecommunication and data center companies including, without limitation, fiber optics cable, copper cabling, custom patch cord assemblies, transceivers/converters, data center consoles and other data center equipment (such as server cabinets and network racks) (collectively, the “Business”);

WHEREAS, Seller, directly or through is other wholly-owned subsidiaries (other than the Company) is engaged in business similar to the Business as conducted by the Company on the date of this Agreement; and

WHEREAS, Seller wishes to sell, assign and transfer the Shares to Buyer, and Buyer wishes to purchase the Shares from Seller, in exchange for the consideration and upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINED TERMS

The terms defined below, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Exhibit or Schedule are to a Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

“Affiliate” means, with respect to a particular Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first Person.

“Allocation Statement” has the meaning set forth in Section 7.04(c).

“Applicable Limitation Date” has the meaning set forth in Section 8.04.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.01.

“Claim” has the meaning set forth in Section 8.03(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, easement, variance, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person including, but not limited to, any Governmental Entity.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Distribution Amount” means the amount of cash that the Company has distributed, as dividends or otherwise, to Seller or its Affiliates between September 4, 2018 and the Closing, other than inter-company payments made by the Company to Seller or its Affiliates in the ordinary course of business.

“Election” has the meaning set forth in Section 7.04(a).

“Election Form” has the meaning set forth in Section 7.04(b).

“Governmental Entity” means any (i) nation or government, (ii) state or other political subdivision thereof, (iii) Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, (iv) any tribunal or arbitrator(s) of competent jurisdiction, and (v) any self-regulatory organization.

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“Indebtedness” means, with respect to a particular Person, all indebtedness of such Person including, without limitation (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or other Lien, (v) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vi) any Liabilities under any lease required to be accounted for as a “capital lease” under U.S. generally accept accounting principles, (vii) all indebtedness of others of the types described in (i) through (vi) above that (a) is secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (the amount of such indebtedness with respect to such Person being deemed to be the lesser of the value of such property or the amount of indebtedness of others so secured), or (b) is guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to pledge any security therefor, and (viii) any refinancings of any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 8.03(a).

“Indemnifying Party” has the meaning set forth in Section 8.03(a).

“Law” means all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any Consent of, with, or to any Governmental Entity, and (iii) orders, decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Entity.

“Liabilities” means any direct or indirect debts, liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, liquidated or unliquidated, and whether due or to become due.

“Lien” means any security interest, lien, mortgage, claim, pledge, hypothecation, charge, or other encumbrance of any nature whatsoever.

“Losses” has the meaning set forth in Section 8.01.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, prospects, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or Liabilities of the Company.

“Organization Documents” has the meaning set for in Section 3.02(a)(iv).

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as used in Section 13(d) of the Securities Exchange Act of 1934, as amended).

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“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Claim” has the meaning set forth in Section 7.07(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Refund” means any Tax Refund with respect to a Pre-Closing Tax Periods. Any Tax Refund related to a Straddle Period shall be prorated based upon the method employed in Section 7.03.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.01(b).

“Pre-Closing Taxes” means (i) Taxes of the Company for any taxable period (or portion thereof) beginning on or after January 21, 2015 and ending on the Closing Date; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member after January 20, 2015 and on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring after January 20, 2015 and before the Closing.

“Proceeding” means an action, claim, demand, suit, proceeding, litigation, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity (including actions or proceedings seeking injunctive relief).

“Purchase Price” has the meaning set forth in Section 2.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Related Party” has the meaning set forth in Section 4.10.

“Shares” has the meaning set forth in the preamble

“Stated Price” has the meaning set forth in Section 2.01.

“Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 7.01(c).

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“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts in the nature of a tax payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed by a taxing authority with respect thereto.

“Tax Refund” means any refund, rebate, abatement, reduction or other recovery (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of the Company and any interest received thereon with respect to any Pre-Closing Tax Period. Any Tax Refund related to a Straddle Period shall be prorated based upon the method set forth in Section 7.03.

“Tax Return” means any federal, state, provincial, local, national or other return, estimated return, report, declaration, form, claim for refund or information return or statement relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means a written agreement, the principal purpose of which is the sharing or allocation of Taxes.

“Warehouse Lease” means that certain lease Seller entered into with Icon Miramar Owner Pool 2 West/Northeast/Midwest, LLC as of April 1, 2017 in connection with the lease of the warehouse space located at 7610 Miramar Road, Suite 4200, San Diego, California for the benefit of the Company.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.01 Sale and Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, assign, convey, transfer and deliver the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Seller, free and clear of all Liens, for a purchase price of $4,200,000 (the “Stated Price”), subject to adjustment as provided herein (the “Purchase Price”).

2.02 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that Buyer shall provide Seller with written notice of any such intended withholding at least five (5) days before the making of such payment, and Buyer shall cooperate in good faith with Seller to obtain any available exception from, or reduction in, such withholding to the extent permitted under applicable Law. Buyer, in accordance with applicable Law, shall remit all such withheld amounts to the appropriate Taxing authority. To the extent that amounts are so withheld and paid to the appropriate Taxing authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. On the Closing Date, Seller shall provide to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) stating that Seller is not a foreign person within the meaning of Section 1445 of the Code.

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ARTICLE III

CLOSING

3.01 Closing Date. The closing of the sale and purchase of the Shares (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement by phone, fax and e-mail as coordinated at the offices of Breslow & Walker, LLP, 100 Jericho Quadrangle, Suite 230, Jericho, New York 11753, or on such other date or at such other time or place as may be agreed by Buyer and Seller. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.” The Closing shall be deemed to have occurred as of 11:59 p.m. New York time on the Closing Date.

3.02 Closing Deliveries.

(a)       On or prior to Closing, Seller shall have delivered (or caused to be have been delivered) to Buyer the following:

(i) all stock certificates evidencing the Shares, each of which shall have attached thereto a blank stock power, dated as of the Closing Date, duly and validly executed by Seller, together with any endorsements or other documents required for the sale, conveyance, transfer and delivery of the Shares;

(ii) written resignations, effective as of the Closing Date, of all of the members of the Board of Directors of the Company;

(iii) written resignations, effective as of the Closing Date, of all of the officers of the Company, other than Rob Portera;

(iv) a termination agreement, duly executed by Seller, terminating all of the Company’s obligations arising after the Closing Date to Seller with respect to the Company’s use of, or payments obligations with respect to, the property subject to the Warehouse Lease;

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(v) originals, true copies, or written confirmations of all Consents that are required to be, and have been, obtained or made by Seller or the Company in connection with the transactions contemplated hereby;

(vi) a certificate (the “Seller’s Certificate”), dated the Closing Date, executed by Seller, and in form and substance reasonably satisfactory to Buyer (A) attaching, and certifying as true, complete, and correct, the Company’s Certificate of Incorporation and By-laws, in each case as amended and in effect on the date hereof (collectively, the “Organization Documents”), (B) attaching, and certifying as true, complete and correct, a copy of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and (C) setting forth, and certifying as true and correct, the Distribution Amount;

(vii) all corporate minute books, stock ledgers and records of the Company;

(viii) the Election Form, duly executed by Seller; and

(ix) such other deeds, bills of sale, assignments, forms, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer in order to effectuate the transactions contemplated hereunder, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller.

(b)       On or prior to Closing, Buyer shall have delivered (or caused to be have been delivered) to Seller the following:

(i) the Stated Price, by wire transfer of immediately available funds to the account designated by Seller prior to the Closing;

(ii) originals, true copies, or written confirmations of all Consents that are required to be, and have been, obtained or made by Buyer in connection with the transactions contemplated hereby; and

(iii) such other documents and instruments as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.01 Organization and Qualification. Each of Seller and the Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02 Authorization, etc.

(a)       Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder, and its consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

(b)       Since January 20, 2015, all proceedings of the directors or shareholders of the Company for which written minutes were prepared or written consents were executed are reflected in the minutes and records contained in the corporate minute books of the Company (which books have been delivered to Buyer). Since January 20, 2015, there have been no actions of the directors or shareholders of the Company taken which are not reflected in written minutes or written consents, other than those that (i) have already been properly reflected in the Company’s financial statements (copies of which have been delivered to Buyer), and (ii) will not individually or in the aggregate have a Material Adverse Effect.

4.03 No Conflict; Required Filings and Consents. Except as listed on Schedule 4.03, the execution, delivery and performance of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby by Seller will not (a) conflict with or violate Seller’s Articles of Incorporation or By-laws or the Organization Documents, (b) conflict with or violate any Law applicable to Seller or the Company, or by which any properties or assets of Seller or the Company are bound or subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on any of the properties or assets of Seller or the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or the Company is a party or by or to which Seller, the Company or any of their respective properties or assets are bound or subject, or (d) require Seller or the Company to obtain or make any Consent that has not been obtained.

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4.04 Capitalization.

(a)       All of the Shares are free of preemptive or similar rights created by Law, the Organization Documents, or any agreement to which the Company or Seller is a party or is bound.

(b)       The Company’s total authorized capital stock consists of 200 shares of common stock, without par value. Except for the Shares, the Company has no shares of its capital stock or other securities of any class issued, reserved for issuance, in treasury, or outstanding. There are no outstanding options, offers, warrants, convertible or exchangeable securities, or other rights, agreements, arrangements or commitments of any character to subscribe for or to purchase from the Company (whether or not exercisable), or obligations (whether formal or informal, written or oral, firm or contingent) of the Company to issue, redeem, repurchase, acquire, transfer, dispose of, deliver, grant, issue, or sell, shares or other securities of the Company (whether debt, equity, derivative, or a combination thereof). The Company is not a party to or bound by any voting agreement, voting trust, member agreement, proxy or any other contract, agreement, instrument or understanding with respect to the voting of any of its shares or other securities, or with respect to the transfer, purchase or redemption of any of its shares or other securities. There are no agreements, arrangements, or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any dividend or other distribution with respect to the Company’s capital stock.

(c)       Seller is the lawful, beneficial, and record owner of the Shares, and the Shares are free and clear of all Liens. There are no existing purchase agreements, warrants, options, or other rights, agreements, arrangements or commitments of any character (whether or not exercisable), or obligations (whether formal or informal, written or oral, firm or contingent) or restrictions of any nature (other than restrictions on transferability under federal securities laws), relating to the Shares. Seller is not a party to any agreement, arrangement or understanding, written or oral, creating rights in respect of the Shares in any Person or relating to the voting of the Shares. The Shares represent Seller’s entire ownership interest in the Company.

(d)       The Company does not have any Indebtedness created by Seller or resulting from any action of Seller.

4.05 Subsidiaries and Other Interests. The Company does not (a) own of record or beneficially, directly or indirectly (or have any obligation, right or option to acquire) (i) any shares of capital stock or securities exercisable for or convertible into capital stock of any other Person, or (ii) any participating, proprietary, or equity interest in any partnership, limited liability company, joint venture or other Person, or (b) Control, directly or indirectly, any other Person.

4.06 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, as the case may be, all properties and assets used by it in the operation of the Business, free and clear of any Liens, other than (a) statutory liens securing current taxes that are not yet delinquent, (b) minor imperfections of title and encumbrances that have arisen in the ordinary course of business and that do not materially detract from or interfere with the present use or value of such properties or assets, and (c) as to leasehold interests, the ownership and reversion rights of the asset owner. Except as set forth in Schedule 4.06, none of such properties and assets are owned, controlled, or are being utilized by Seller or its Affiliates (excluding the Company), and Seller has not taken any action which would impair or affect the Company’s ability to utilize such properties and assets.

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4.07 Taxes.

(a)       Except as set forth on Schedule 4.07, all Tax Returns which are required to be filed on or before the Closing Date by the Company with respect to taxable periods beginning after January 20, 2015 have been duly and timely filed. All items required to be included in each such Tax Return including, without limitation, items of income, gain, loss, deduction and credit, have been so included, and all information provided in each such Tax Return is true, complete, and correct. All Taxes of the Company which have become due with respect to the period covered by each such Tax Return (whether or not shown on each such Tax Return) have been timely paid in full. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No penalty, interest or other charge is due with respect to the late filing of any Tax Return of the Company or late payment of any such Tax.

(b)       There are no Tax Returns of the Company with extended or waived statutes of limitations that have not been audited by the applicable Governmental Entity.

(c)       There is not in force any extension of time with respect to the due date for the filing of any Tax Return of the Company, or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company, to a date after the Closing Date.

(d)       There are no pending audits, Proceedings, controversies, or disputes with respect to or against the Company for or with respect to any Taxes of the Company; no assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of the Company; and to the knowledge of Seller there is no reasonable basis on which any claim for Taxes can be asserted against the Company.

(e)       The Company will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority, executed by the Company after January 20, 2015 and prior to the Closing, with respect to any such taxable period.

(f)       Since January 20, 2015, no claim has been made in any jurisdiction in which the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction, and to Seller’s knowledge there is no reasonable basis for any such claim.

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4.08 Brokers All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Seller or the Company in such manner as to give rise to any valid claim against the Company, Buyer or any of Buyer’s Affiliates for any brokerage or finder’s commission, fee or similar compensation upon consummation of the transactions contemplated hereby.

4.09 Illegal Payments. Neither Seller, nor its Affiliates (other than the Company), nor any agent or representative of any of the foregoing has (a) used any funds of, or on behalf of, the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) acting on behalf of the Company (i) made any unlawful payment to foreign or domestic government officials or employees, or to foreign or domestic political parties or campaigns, or (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.10 Affiliate Transactions. Except as set forth in Schedule 4.10, neither Seller, nor its Affiliates (other than the Company), nor any officer, director, or employee of Seller or any of such Affiliates (each, a “Seller Related Party”) is a party to any transaction, contract, agreement or other arrangement with the Company including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of goods or services by or to, (b) providing for the rental of real or personal property to or from, or (c) otherwise requiring payments to or from any such Seller Related Party. The Company has no Liabilities or Indebtedness with respect to any Seller Related Party (including, without limitation, any Liabilities to provide funds to, to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee with respect to the obligations of, any Seller Related Party), and the Company is not a guarantor of any Liabilities or Indebtedness of any Seller Related Party. No Seller Related Party has, by action or omission (including, without limitation, by entering into any contract or commitment in the name of, or on behalf of, the Company), created any Company Liability that is outstanding or that will arise after the Closing.

4.11 Information Supplied. No representation or warranty by Seller contained in this Agreement or in any statement or certificate required to be furnished to Buyer or its representatives in connection herewith or pursuant hereto (including, without limitation, the Schedules) contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

4.12 Intentionally omitted.

4.13 Banks. Schedule 4.13 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Company.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.01 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.02 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement, and the performance of its obligations hereunder, have been duly authorized by the Board of Directors of Buyer. Buyer has duly executed and delivered this Agreement, and this Agreement is a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

5.03 No Conflict; Required Filings and Consents. The execution and delivery by Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate the Certificate of Incorporation or By-laws of Buyer, (b) conflict with or violate any Laws applicable to Buyer or by which any of its properties or assets are bound or subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by or to which Buyer or any of its properties is bound or subject, or (d) require Buyer to obtain or make any Consent.

5.04 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation.

5.05 Investment Intent. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to or for sale in connection with any distribution in violation of the federal securities laws or any applicable state securities laws. Buyer understands that the offer and sale of the Shares have not been registered under the Securities Act, and the Shares can only be sold if such sale is registered under the Securities Act or an exemption from such registration is available.

5.06 Accredited Investor. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

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5.07 Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company.

ARTICLE VI

COVENANTS

6.01 Confidential Information.

(a)       Seller acknowledges that Buyer is acquiring all of the confidential and proprietary information with respect to the Company and the Business including, but not limited to, trade secrets, business, financial, operational, technical, product, and marketing information, processes, drawings, technology, specifications, programs, models, projections, data, ideas, know-how, developments, designs, improvements, software programs, software code, prototypes, methods, techniques, product pricing, research and development activities, sales goals, plans, strategies, customers, suppliers, and distributors (including lists thereof), other valuable business information and opportunities, and other information which the Company is obligated to keep confidential pursuant to its obligations to third parties (collectively, the “Confidential Information”). As a material inducement for Buyer to enter into this Agreement, Seller covenants and agrees that it shall, and shall cause its Affiliates to (i) protect the Confidential Information with the same degree of care with which it protects its own information of like importance which it does not wish to disclose, but not less than reasonable care; and (ii) except as provided in Section 6.01(b), not disclose or divulge, directly or indirectly, any Confidential Information to any Person. The provisions of this Section 6.01 shall not apply to, and the term Confidential Information shall not include, any information which, through no act or omission of Seller or its Affiliates, is or becomes generally publicly known. In addition, nothing in this Section 6.01 shall restrict Seller from using Confidential Information solely in connection with preparing and filing any Tax Return, conducting and settling any Tax audit or other Tax proceeding, or obtaining any Tax Refund.

(b)       If Seller or any Affiliate of Seller is required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of such requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.01. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or one of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information, Seller or such Affiliate, as the case may be, may disclose such Confidential Information only to the extent so compelled, provided that Seller and any such compelled Affiliate shall use its commercially reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information compelled to be disclosed as Buyer may designate.

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(c)       Seller recognizes and acknowledges the competitive value and confidential nature of the Confidential Information, that irreparable damage will result to Buyer if the provisions of this Section 6.01 are breached, and that money damages will not be a sufficient remedy for such breach. In the event of a breach or threatened breach of the provisions of this Section 6.01, Buyer shall be entitled to an injunction, specific performance, and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein (including restraining Seller from disclosing, in whole or in part, the Confidential Information or from rendering any services or providing products to any Person to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed), and no bond, other security or proof of special damages shall be required in connection therewith. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available for such breach or threatened breach.

(d)       At Buyer’s request after the Closing, Seller promptly will deliver to Buyer or the Company all documents, computer disks and other computer storage devices, computer printouts, manuals and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information that are in Seller’s possession or under Seller’s control.

(e)       Buyer acknowledges that as a result of the Company’s status as a wholly-owned subsidiary, the Company may be in possession of confidential and proprietary information of Seller and its other currently wholly-owned subsidiaries (other than the Company) (collectively, the “Seller Confidential Information”). As a material inducement for Seller to enter into this Agreement, Buyer agrees that the restrictions set forth in Sections 6.01(a) through (d) shall apply to Buyer with respect to the Seller Confidential Information, mutatis mutandis.

6.02 Public Announcements. The parties shall not, and shall cause their respective Affiliates not to, issue or cause to be issued any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereunder without the prior written consent of the other party; provided, however, nothing contained or implied herein shall preclude either party from issuing press releases regarding the consummation of the transactions contemplated hereby, in such form and containing such information as is typical for the transactions of the type contemplated by this Agreement; and provided, further, nothing contained or implied herein shall preclude any party from releasing any information (a) if required to do so by Law (including, without limitation, the rules of any stock exchange or securities association), provided that notice of such requirement to make such disclosure shall be given promptly by such party to the other party, or (b) in connection with pursuing its remedies for a breach or alleged breach of any of the terms and conditions of this Agreement. With respect to a disclosure pursuant to (a) above, the party required to make such disclosure shall (i) give prompt notice thereof to the other party, (ii) allow such other party reasonable opportunity to review and provide comments with respect to the content of such press release or public announcement and (iii) use commercially reasonable efforts to incorporate any reasonable comment from any other party prior to any release or public announcement.

6.03 Fees and Expenses. Except as expressly set forth in this Agreement, each party shall bear its respective expenses, costs and fees in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

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6.04 Insurance.

(a)       Seller and Buyer acknowledge that Seller participates in a program of property and liability insurance coverage for itself and its Affiliates, including the Company. All of the insurance policies through which the program of coverage is presently or has previously been provided by or to the Company or its Affiliates are herein referred to collectively as the “Seller Policies.” It is understood and agreed by Buyer that after the Closing:

(i) No insurance coverage shall be provided under the Seller Policies to Buyer or the Company;

(ii) Any and all Seller Policies shall be deemed terminated, commuted and cancelled ab initio as to the Business, Buyer and its Affiliates (including the Company), but without prejudice to Seller’s and its Affiliates’ rights thereunder; and

(iii) No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer or the Company against or with respect to any of the Seller Policies, regardless of their date of issuance.

(b)       Buyer shall procure, pay for and maintain in effect its own policies of insurance with respect to the Business and shall indemnify and defend Seller and its Affiliates against, and shall hold them harmless from, any claims, losses or other obligations arising out of claims made after the Closing against any of the Seller Policies by the Company, Buyer, any Affiliate of Buyer or any Person claiming to be subrogated to Buyer’s or any of its Affiliates’ rights. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments, prospective premium increases or any other restitution or funding requirements attributable to any such claim or policy requirements.

6.05 Restrictive Covenants.

(a)       As a material inducement for Buyer to enter into this Agreement, and in consideration of the consideration received by Seller hereunder, Seller covenants and agrees that, for the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, it will not (and it will cause its Affiliates not to), directly or indirectly (including, without limitation, through its Affiliates), on behalf of itself or any other Person, in any capacity:

(i) solicit, induce, recruit or encourage (or attempt to solicit, induce, recruit or encourage) any customer, supplier, employee (full-time or part-time), consultant, or other business relation of the Company or the Business (or any Person that was a customer, supplier, service provider or other business relation of the Company or the Business within the one-year period prior to such solicitation, inducement, recruitment or encouragement) for the purpose of interfering with, disrupting, impeding, adversely modifying, diverting or terminating such Person’s relationship with the Company or the Business; provided, however, nothing contained above shall prohibit general advertising or solicitation not specifically directed at such Persons; or

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(ii) contact, approach or solicit any Person for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or actually hire, any Person then employed by the Company or any of its Affiliates or who was employed by the Company or any of its Affiliates at any time during the one-year period immediately prior to such contact, approach or solicitation, without the prior written consent of the Company; provided, however, nothing contained above shall prohibit general advertising or solicitation not specifically directed at employees of the Company or its Affiliates provided that no such Person is hired in violation of the restrictions set forth above.

For clarity, the independent distributors and resellers of Seller or its Affiliates will not be deemed to be acting on behalf of Seller or its Affiliates for purposes of this Section 6.05 if (i) they are not Affiliates of Seller or its Affiliates, and (ii) such actions are of the type customarily taken by them in the ordinary course of business and not at the specific direction of Seller or its Affiliates.

(b)       Seller acknowledges and agrees that (i) the restrictions contained in Section 6.05(a) are fair and reasonable, do not place any undue hardship on Seller, and are reasonably required for the protection of the goodwill, the business, and the interests of the Company and its Affiliates, officers, directors, stockholders, and other employees; (ii) the potential harm to the Company and its Affiliates of its non-enforcement of such restrictions outweighs any harm to Seller of its enforcement by injunction or otherwise; (iv) Seller has carefully read this Agreement and has given careful consideration to the restraints imposed upon Seller herein, and is in full accord as to their necessity, and (v) Seller will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6.05 (but, for clarity, may challenge whether such covenants have been breached), and (without limiting its indemnification obligations hereunder or the rights and remedies of Buyer) Seller will reimburse Buyer and its Affiliates for all costs (including reasonable attorneys’ fees) incurred by such party if Seller challenges the enforceability of any of the provisions of this Section 6.05.

(c)       It is the desire and intent of the parties that the provisions of Section 6.05 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Section 6.05 shall be adjudicated to be invalid, illegal, or unenforceable in a particular jurisdiction, (i) such invalidity, illegality or unenforceability shall not affect the operation of such provision in any other jurisdiction, and shall not affect any other provisions of this Section 6.05, and (ii) such provision will not be construed to be null, void and of no effect in such jurisdiction, but instead a court of competent jurisdiction will construe, interpret, reform or judicially modify such provision to be valid, legal and enforceable to the maximum extent permitted by applicable law in such jurisdiction, and Seller hereby consents and agrees that such provision may be so judicially modified in any proceeding brought to enforce such restriction.

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(d)       In the event of a breach or threatened breach by Seller of the provisions of this Section 6.05, Buyer shall be entitled to an injunction, specific performance, and such other equitable relief as may be necessary to enforce the restrictions contained herein, and no bond, other security or proof of special damages shall be required in connection therewith. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

(e)       As a material inducement for Seller to enter into this Agreement, Buyer agrees that the restrictions set forth in Sections 6.05(a) through (d) shall apply to Buyer, mutatis mutandis, except that all references to the Company or the Business in such Sections shall mean Seller, each of its other currently wholly-owned subsidiaries (other than the Company), and their respective current businesses.

6.06 Further Actions. Each party shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as the other party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

6.07 Access To The Company’s Financial Records. In order to facilitate the preparation of Seller’s consolidated financial statements or Tax Returns/Tax filings for any period prior to the Closing Date, which consolidated financial statements or Tax Returns/Tax filings are required to include financial or Tax information of the Company, or for any purpose reasonably related to Seller’s requirement to disclose financial information about the Company prior to the Closing Date, for a period of six years after the Closing Date, Buyer shall (i) retain the books and records (including all financial statement files) of the Company relating to periods prior to the Closing Date in a manner reasonably consistent with the prior practices of the Company; and (ii) upon not less than 10 days’ prior written notice, afford the representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, such financial books and records. Seller agrees that any and all of such information is Confidential Information that shall be and remain subject to the Section 6.01.

ARTICLE VII

TAX RETURNS; TAX INDEMNITIES

7.01 Tax Covenants.

(a)       All transfer, documentary, sales, use, stamp, registration, value added, gross receipts, conveyance, excise, recording, license and other such Taxes and fees (including any penalties, interest and additions to Tax thereto) and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller, at its own expense, shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate with respect thereto as necessary).

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(b)       Seller shall prepare, or cause to be prepared, (i) all Tax Returns required to be filed by the Company after the Closing Date with respect to a Tax Period ending on or before the Closing Date and (ii) all income Tax Returns of the Company for a Straddle Period (each, a “Pre-Closing Tax Return”). Any Pre-Closing Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Seller shall submit to Buyer at least 30 days prior to the due date (including validly obtained extensions) such Pre-Closing Tax Returns (or, for a non-income Tax Return, to the extent such advance notice is impracticable, as soon as reasonably possible). Seller shall consider in good faith any reasonable comments Buyer makes in writing to any such Tax Return.

(c)       Seller shall prepare, or cause to be prepared, all non-income Tax Returns required to be filed by the Company after the Closing Date with respect to a Straddle Period, due (taking into account validly obtained extensions) after the Closing Date (each, a “Straddle Period Tax Return”). Any Straddle Period Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Seller shall submit to Buyer at least 30 days prior to the due date (including validly obtained extensions) such Straddle Period Tax Returns. If Buyer objects to any item on any such Straddle Period Tax Return, it shall, within ten days after delivery of such Straddle Period Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Seller of such notice, Buyer and Seller shall submit the disputed items on such Straddle Period Tax Return to an independent certified public accounting firm (the “Accounting Firm”) selected by the mutual agreement of Buyer and Seller within five days after the end of such ten-day period. If Buyer and Seller are unable to mutually agree upon an Accounting Firm within such five-day period, then Buyer and Seller each shall select an independent certified public accounting firm and within five days after their selection, those two accounting firms shall select an independent certified public accounting firm, which third accounting firm shall act as the Accounting Firm. Buyer and Seller shall request that the Accounting Firm resolve the disputed items within 15 days after its retention, and Buyer and the Seller Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The determination by the Accounting Firm with respect to the disputed items shall be final and binding on the parties (except in the case of a subsequent adjustment by a Taxing authority). If the Accounting Firm is unable to resolve any disputed items before the due date for such Straddle Period Tax Return, the Straddle Period Tax Return shall be filed as prepared by Seller and then amended to reflect the Accounting Firm’s resolution. The costs, fees and expenses of the Accounting Firm shall be borne equally by Buyer and Seller.

(d)       The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period (including, for the avoidance of doubt, a Straddle Period) shall be exclusively within the control of Buyer.

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7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements (whether written or not) binding upon the Company entered into after January 20, 2015 shall be terminated as of the Closing Date. After such date, neither the Company, Seller nor any of Seller’s Affiliates or their respective representatives shall have any further rights or liabilities thereunder.

7.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)       in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(b)       in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

7.04 Section 338(h)(10) Election.

(a)       Seller shall join with Buyer and the Company in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign income Tax Law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Election”). Seller shall pay any Tax attributable to the making of the Election, and Seller shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

(b)       Prior to the Closing, Buyer shall prepare (with, if requested, Seller’s cooperation) and deliver to Seller a Form 8023 with respect to the Election (and any comparable state or local forms or reports Buyer deems necessary or appropriate) (collectively, the “Election Forms”). Seller and Buyer shall cooperate in the preparation and timely filing of, to the extent permissible by or required by Law, any corrections, amendments, or supplements (or additional forms or reports) to the Election Forms. To the extent necessary for the valid filing of any such corrections, amendments, supplements, forms or reports, Seller and Buyer shall cooperate in the timely execution thereof. Neither Seller nor Buyer shall, nor shall they permit any of their Affiliates to, take any action to modify any of the Election Forms (including any corrections, amendments, or supplements thereto) that are required for the making of the Elections or any comparable elections under state or local Tax Law after their execution, without the prior written consent of Buyer or Seller, as the case may be.

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(c)       Within ninety (90) days after the Closing Date, Seller shall deliver to Buyer an allocation of the “aggregate deemed sales price” (as such term is defined in Treasury Regulations Section 1.338-4) among the assets of the Company in accordance with Treasury Regulations Sections 1.338-6 and 1.338-7 (the “Allocation Statement”). No amount shall be allocated to any restrictive covenant binding Seller or any Affiliate or shareholder thereof (including pursuant to Section 6.05). Buyer shall have the right to review the Allocation Statement. Within thirty (30) days after the Buyer’s receipt of the Allocation Statement, Buyer shall indicate its concurrence therewith, or propose to Seller any changes to the Allocation Statement. Should Buyer timely propose any reasonable change to the Allocation Statement, Seller will consider Buyer’s comments to the Allocation Statement in good faith. Thereafter, Seller shall prepare and deliver to Buyer from time to time a revised proposed Allocation Statement updated to reflect any adjustments to the “aggregate deemed sales price” requiring any adjustment to the Allocation Statement. In doing so, any adjustments to Purchase Price provided for in this Agreement shall be allocated among such assets in the same proportions as set forth in the Allocation Statement, unless such Purchase Price adjustment is attributable to a specific class of assets, in which event the adjustment shall be allocated to such specific class; and in no event will an upward adjustment of Purchase Price be allocated to any asset to the extent that immediately following such allocation, the total amount allocated to such asset exceeds the fair market value of such asset. Such revised allocation statement shall become the Allocation Statement. The final Allocation Statement as prepared by Seller shall be binding on the parties hereto, and all Tax Returns filed by Buyer, Seller, the Company and their respective Affiliates shall be prepared consistently with such Allocation Statement, and none of them shall take a position on any Tax Return or other form or statement or before any Governmental Entity contrary to such allocation.

(d)       Except to the extent otherwise required by a “determination” within the meaning of Code Section 1313(a), Seller, Buyer, and their respective Affiliates, (i) shall be bound by the Allocation Statement for purposes of determining any Taxes; (ii) shall prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with the Allocation Statement and the Election; and (iii) shall take no position inconsistent with the Allocation Statement or any Election in any Tax Return, any Proceeding before any Tax authority or otherwise. Neither Seller nor Buyer shall revoke or modify any Election. In the event that the Allocation Statement is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

7.05 Tax Indemnification.

(a)       Seller shall indemnify and hold each Buyer Indemnified Party harmless from and against, for and in respect of:

(i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.07;

(ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII;

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(iii) all Taxes of the Company or relating to the business of the Company (1) with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (2) attributable to taxable periods (or portions thereof) starting on January 21, 2015 and ending on the Closing Date, and (2) attributable to events or transactions occurring during the period (or portions thereof) starting on January 21, 2015 and ending on the Closing Date;

(iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member during the period (or portions thereof) starting on January 21, 2015 and ending on the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law;

(v) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring during the period (or portions thereof) starting on January 21, 2015 and ending on the Closing Date; and

(vi) all Taxes imposed on the Company arising, directly or indirectly, from the transactions contemplated hereby.

(b)       Except for Losses resulting from or relating to fraud, the maximum aggregate obligation of the Seller hereunder for Losses pursuant to Section 704(a) and Section 7.05(a) shall not exceed $4,200,000. In addition, notwithstanding anything in this Agreement to the contrary, Seller shall not have any indemnification obligation with respect to any (i) Taxes attributable to a taxable period (or portion thereof) beginning after the Closing Date; (ii) Taxes attributable to a taxable period (or portion thereof) ending on or prior to January 20, 2015; or (iii) sales, use or income Taxes that the Company collected on or prior to the Closing Date as a result of sales made by the Company in such states or localities, or as a result of installation charges included in the Company’s invoices with respect to installations in such states or localities, which Taxes the Company may now, or hereafter owe to such state or local taxing agency.

(c)       Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 7.05 within ten Business Days after payment of such Taxes by Buyer or the Company.

7.06 Post-Closing Covenants. Buyer shall not, and shall cause the Company not to, (i) amend, refile or modify any Tax Return for the Company with respect to a Pre-Closing Tax Period, (ii) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where the Company did not file such Tax Return for such period, (iii) make any voluntary disclosures with respect to Taxes of the Company for a Pre-Closing Tax Period, (iv) change any accounting method or adopt any convention that shifts taxable income of the Company from (x) a Post-Closing Tax Period to a Pre-Closing Tax Period or (y) shifts deductions or losses of the Company from a Pre-Closing Tax Period to a Post-Closing Tax Period, (v) initiate discussions or examinations with any Taxing Authority regarding Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period. For the avoidance of doubt, references to Pre-Closing Tax Periods in this Section 7.06 include Straddle Periods.

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7.07 Contests.

(a)        Seller promptly shall forward to the Company and Buyer a copy of all written communications from a Taxing authority received by Seller or its affiliates that relates to the Company, its assets or the Business. Buyer shall cause the Company to give Seller prompt written notice (a “Tax Notice”) of the Buyer’s, the Company’s or any of their Affiliates’ receipt of any written communication from a Taxing authority received by any of them which involves the assertion of any claim, or the commencement of any Proceeding, in respect of which indemnity may be sought by Buyer pursuant to this Article VII (each, a “Tax Claim”), together with a copy of such written communication; provided, however, the Company’s failure to provide such notice shall not affect Buyer’s right to indemnification hereunder, except to the extent Seller is materially prejudiced thereby.

(b)       Seller will control the contest or resolution of any Tax Claim that relates to a taxable period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Claim”); provided, however, Seller will obtain the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Pre-Closing Tax Claim; and provided, further, Buyer will be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice (at Buyer’s expense) for such purpose.

(c)       Buyer will control the contest or resolution of any Tax Claim other than a Pre-Closing Tax Claim; provided, however, Seller will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne solely by Seller; and provided, further, Buyer will not enter into settlement of any such Tax Claim without the prior written consent of Seller. If an offer is made to settle such a Tax Claim and Buyer desires to accept and agree to such offer, or if Buyer desires to consent to the entry of any judgment with respect to such a Tax Claim, Buyer shall give written notice to that effect to Seller. If Seller fails to consent to such firm offer or to such judgment within five (5) days after its receipt of such notice, then Buyer shall indemnify Seller and its Affiliates for all Losses with respect to such Tax Claim that exceed the amount that would have been payable or incurred by Seller and its Affiliates pursuant to or as a result of the acceptance of such settlement offer or judgment.

7.08 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or obtaining a Tax Refund pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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7.09 Tax Refunds. Any Pre-Closing Tax Refunds shall be for the account of Seller. Promptly (and in any event within five (5) Business Days) upon receipt by the Company, Buyer or any of its Affiliates of any such Pre-Closing Tax Refund, Buyer shall pay over, by wire transfer of immediately available funds, any such Pre-Closing Tax Refund to Seller. At Seller’s request and at its sole cost and expense, Buyer shall cause the relevant entity (e.g., Buyer, the Company, a Company subsidiary or any of their Affiliates) to file for and obtain any such Pre-Closing Tax Refunds.

7.10 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII overlaps with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern. To the extent that any provision in Article VIII conflicts with a provision in this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII

INDEMNIFICATION

8.01 Indemnification by Seller. Seller will indemnify and hold Buyer and its Affiliates (including the Company), and their respective shareholders, members, managers, directors, officers, employees, and agents (collectively, the “Buyer Indemnified Parties”) harmless from and against, for and in respect of, any and all Liabilities, obligations, claims, contingencies, Taxes, fines, deficiencies, demands, assessments, losses (including diminution in value), damages (including incidental and consequential damages), costs and expenses, including, without limitation, all corrective and remedial actions, all court costs and reasonable attorneys’ fees, and all reasonable amounts paid in investigation, defense, or settlement of the foregoing (collectively, “Losses”) that any Buyer Indemnified Party may suffer or incur as a result of or relating to:

(a)       the breach of any representation or warranty made by Seller herein (excluding any representation or warranty in Section 4.7), or any allegation by a third party that, if true, would constitute such a breach; or

(b)       the breach of any covenant or agreement of Seller under this Agreement (excluding any covenant or agreement in Article VII), or any allegation by a third party that, if true, would constitute such a breach.

8.02 Indemnification by Buyer. Buyer will indemnify and hold Seller and its Affiliates, and their respective shareholders, members, managers, directors, officers, employees, and agents (collectively, the “Seller Indemnified Parties”) harmless from and against, for and in respect of, any and all Losses that Seller Indemnified Parties may suffer or incur as a result of or relating to:

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(a)       the breach of any representation or warranty made by Buyer herein, or any allegation by a third party that, if true, would constitute such a breach; or

(b)       the breach of any covenant or agreement of Buyer under this Agreement, or any allegation by a third party that, if true, would constitute such a breach.

8.03 Notice; Defense of Claims.

(a)       Any party entitled to receive, and desirous of receiving, indemnification under this Agreement (the “Indemnified Party”) shall give written notice to the party required to provide indemnification hereunder (the “Indemnifying Party”) promptly after the occurrence of any indemnifiable Loss or after such Indemnified Party has actual knowledge of the assertion of any claim or the commencement of any Proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), whichever is earlier, but the Indemnified Party’s failure to give such notice will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is materially damaged as a result of such failure to give notice.

(b)       The Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to control the defense of such Claim with reputable counsel reasonably satisfactory to the Indemnified Party if (but only if) the Indemnifying Party first (i) enters into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees (A) to be fully responsible (with no reservation of rights) for all Losses relating to such Claims, and (B) to provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party for all Losses relating to such Claim, and (ii) furnishes the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any Losses relating to such Claim.

(c)       If the Indemnifying Party is permitted to assume and control the defense of a Claim and elects to do so as provided above, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Claim or ceasing to defend such Claim if (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable or non-monetary relief will be imposed against the Indemnified Party, (ii) such settlement is not required to be paid or satisfied in full by the Indemnifying Party, and does not expressly and unconditionally release the Indemnified Party from all Losses with respect to such Claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or (iii) such settlement imposes any expense, obligation or restriction upon the Indemnified Party, includes any obligations on the part of the Indemnified Party to take any future actions, or requires the Indemnified Party to admit or acknowledge to any fact or event, including any violation of Law.

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(d)       Notwithstanding the foregoing, the Indemnifying Party shall not have, and shall forfeit, the right to control the defense of such Claim (and the Indemnified Party shall have the right to control the defense, settlement, and negotiations of such Claim, at the sole cost and expense of the Indemnifying Party) if, at any prior to the final resolution of such Claim (i) the Indemnified Party shall in good faith determine that the conduct of the defense of such Claim or any proposed settlement of any such Claim by the Indemnifying Party might be expected to materially adversely affect the Indemnified Party’s Tax liability or the ability of the Indemnified Party to conduct its business, or (ii) such Claim seeks non-monetary relief or involves criminal or quasi-criminal allegations (including fraud).

(e)       If the Indemnifying Party is permitted to assume and control the defense of a Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Claim.

(f)       If the Indemnifying Party does not accept the defense of any matter as provided above within a reasonable time (but not more than 15 days) after receiving notice of the commencement of the matter, then the Indemnified Party shall have the full right, at the expense of the Indemnifying Party, to defend against any such Claim, and shall be entitled to settle or agree to pay in full such Claim. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any such Claim, and the records of each shall be available to the other with respect to such defense.

8.04 Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to Sections 7.04(a), 7.05(a), 8.01(a) or 8.02(a) unless written notice of a claim thereof is delivered to the Indemnifying Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean (a) with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Sections 4.09, 4.11, 4.12, 4.13, 5.05, 5.06, or 5.07, the last day of the 24-month period commencing on the Closing Date, (b) with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 4.07 or claim for indemnification under Section 7.04(a) or Section 7.05(a), the Applicable Limitation Date shall be the 60th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, and (c) with respect to any Loss arising from or related to a breach of the representations and warranties set forth in any other Section of Article IV or V, there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever). Notwithstanding anything in this Section 8.04 to the contrary, in the event of any breach of a representation or warranty by a party that constitutes actual fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

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8.05 Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

8.06 Maximum Contribution. If and to the extent any provision of this Article VIII is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Article VIII that is permissible under applicable Law.

8.07 Offset. Any Loss that any Buyer Indemnified Party suffers, sustains or becomes subject to and with respect to which such Buyer Indemnified Party is entitled to indemnification from Seller pursuant to Article VII or this Article VIII may, at the option of such Buyer Indemnified Party, be satisfied (to the extent of such offset) by setting off all or any portion of such Losses against any amounts that such Buyer Indemnified Party owes to Seller or to any of Seller's Affiliates at such time.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be considered given (i) when delivered personally, (ii) one Business Day after being sent by a major overnight courier for next Business Day delivery, (iii) five Business Days after being mailed by certified mail, return receipt requested, postage prepaid, or (iv) upon actual receipt if sent by email or facsimile (with transmission confirmation), in each case to the parties at their respective addresses set forth below, or at such other address as may be indicated in writing by any party to the other party in the manner provided herein for giving notice, with a copies (which shall not constitute notice) as follows:

If to Buyer, to:

RAP Acquisition Inc.
8 Blueberry Hill,
Marlboro NJ 07746

Attention: Rob Portera

Fax: (732) 967-1081

Email: rportera@comnetsupply.com

With a copy to:

Breslow & Walker, LLP

100 Jericho Quadrangle, Suite 230

Jericho, New York 11753

Attention: Len Breslow, Esq.

Fax: (516) 822-6544

Email: lbreslow@breslowwalker.com

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If to Seller, to:

RF Industries, Ltd.
7610 Miramar Road,
San Diego, CA 92126

Attention: Mark Turfler, CFO

Fax: 858-549-6345

Email: mturfler@rfindustries.com

With a copy to:

TroyGould PC

1801 Century Park East,

16th Floor

Los Angeles, CA 90067

Attention: Istvan Benko

Fax: 310-789-1426

Email: IBenko@troygould.com

9.02 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.03 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.04 Entire Agreement. This Agreement (together with the Exhibits and the Schedules to this Agreement) contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including that certain letter of intent, dated September 4, 2018 between Buyer and Seller.

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9.05 Assignment. Neither this Agreement, nor any party’s rights or obligations hereunder, shall be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto; provided, however, Buyer may assign this Agreement and its rights and obligations hereunder to any Affiliate of Buyer, or to any lender to Buyer or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof.

9.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.07 No Third Party Beneficiaries. Except as provided in Section 7.05 with respect to the Buyer Indemnified Parties (each of which are intended third party beneficiaries of such Section), and Article VIII with respect to indemnification of Indemnified Parties (each of which are intended third party beneficiaries of such Article), nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective successors and permitted assigns.

9.08 Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.09 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The representations and warranties of each party, and such party’s obligation to indemnify hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the other party (including, but not limited to, by such other party’s representative) or by reason of the fact that such other party or its representatives knew or should have known that any such representation or warranty is or might be inaccurate.

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9.10 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. The parties hereby irrevocably (a) submit to the jurisdiction of any state or federal court of competent jurisdiction sitting in (or with jurisdiction over) the State of New York, County of New York in any Proceeding arising out of or relating to this Agreement, (b) agree that all claims with respect to such Proceeding shall be heard and determined in such a state or federal court, (c) waive, to the fullest extent possible, and agree not to assert, as a defense in any such Proceeding that such Proceeding may not be brought or is not maintainable in said court, that the venue thereof may not be appropriate or is inconvenient, or that this Agreement may not be enforced in or by said court, and (d) TO THE EXTENT PERMITTED BY LAW, WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY SUCH PROCEEDING. The parties hereby consent to and grant such court jurisdiction over the persons of such parties and over the subject matter of any such dispute, and agree that delivery or mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.01 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

9.11 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.12 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction (including the rule that ambiguities are to be resolved against the drafting party) shall be applied against any person. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written.

RAP Acquisition Inc.

By:	/s/ ROBERT PORTERA
Rob Portera, CEO

RF Industries, Ltd.

By:	/s/ ROBERT DAWSON
Name:	Robert Dawson
Title:	President & CEO

[SIGNATURE PAGE TO PURCHASE AGREEMENT]